Exhibit 5 and 23.2

9110 Irvine Center Drive Irvine, California 92618 T: 949.752.1100 F: 949.752.1144	Law Offices of Wilson, Haglund & Paulsen, P.C.	Christopher A. Wilson C: 949.922.8268 E: cwilson@whp-law.com

September 30, 2010

Force Fuels, Inc.
4630 Campus Drive, Suite 101
Newport Beach, CA 92660

Re:	Force Fuels, Inc. – Form S-8 Registration Statement for Offering of 2,500,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Force Fuels, Inc., a Nevada corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 2,500,000 shares of the Company’s common stock authorized for issuance under the 2010 Incentive Plan (2,500,000 shares of common stock).

All of the above referenced shares of Common Stock above, are hereinafter referred to as the “Shares of Common Stock.”

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the authorization of the Shares of Common Stock.  Based on such review, we are of the opinion that if, as and when the Shares of Common Stock are issued and sold (and the consideration therefor received) pursuant to the provisions of the documents and agreements evidencing the Shares of Common Stock, such shares will be duly authorized, legally issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

Very truly yours,

/s/ Wilson, Haglund & Paulsen, P.C.

WILSON, HAGLUND & PAULSEN, P.C.